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                                                                   EXHIBIT 10.10

                        CURRENT DIRECTOR FEE ARRANGEMENTS

         Each member of the Board of Directors currently receives a monthly retainer of $2,000, in the aggregate, for services as a director of the Corporation and the Bank. Non-employee directors of the Corporation and the Bank also receive compensation for their services as committee members. Non-employee directors of the Executive, Audit, Compensation and Nominating Committees of the Corporation and the Bank each receive $500 per meeting attended, except for the Chairman of the Audit Committee who receives $2,000 per month and the Chairman of the Nominating Committee who receives $1,000 per meeting attended.

         Nonemployee directors serving on the Bank's Loan and Asset/Liability Committees each receive $50 per meeting attended, except for the chairmen of such committees who each receive $100 per meeting attended. Director Bobby L. Hill receives $1,000 a month for serving as Chairman of the Board of Community Central Mortgage Company, LLC, the Corporation's mortgage company subsidiary and directors Salvatore Cottone, Ronald Reed and David Widlak each receive $500 a month for serving as advisory board members to the mortgage company.

         Under the Corporation's 2002 Incentive Plan, which was approved by the stockholders at the Corporation's annual meeting held in April 2002, each director is awarded 300 shares of common stock of the Corporation annually. The awards are made each year, on the first business day of the month following the annual meeting of stockholders, from 2002 through 2010, during the period that the director serves on the Board.